EXHIBIT 99.1

For Immediate Release
Contact: Investor and Public Relations 512-687-3427 info@skypetroleum.com

Sky Petroleum Appoints Tobias Gondorf as Interim CEO

AUSTIN, Texas, November 22, 2011 — Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with activities in Albania and the United Arab Emirates, today appointed Tobias Gondorf Interim Chief Executive Officer of the company effective December 1, 2011.  Mr. Gondorf will succeed Karim Jobanputra, who will continue on the Board of Directors.

Mr. Gondorf has more than16 years of investment banking experience and most recently as a partner and director with Fortes Capital/ETDDM Corporation, which works with private and institutional investors on investment opportunities requiring up to USD 200 million in equity.  Prior experience included Clayton, Dubilier & Rice, a private equity firm, where Tobias was a member of the investment team as well as advising the management teams of various portfolio companies on financial, operational and strategic matters.  Tobias began his career with GE Capital in business development in Europe and North America, where he was involved in a significant number of acquisitions and investments for various GE Capital businesses in Europe, North America and Asia.  Tobias is a German national and holds degrees from the WHU Otto Beisheim School of Management in Germany, Keio Graduate Business School in Japan and ESSEC in France.

“The appointment of Tobias brings Sky Petroleum a seasoned global executive with the expertise to execute our business plan,” stated Karim Jobanputra, Sky Petroleum’s current CEO and president.  “I look forward to focusing my energies on growth opportunities as well as enhancing shareholder value.”

About Sky Petroleum
Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company.  Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners.  In addition, the company also plans some higher risk, higher reward exploration prospects.  For additional information please visit www.skypetroleum.com.

Safe Harbor
Except for historical information, the matters set forth herein, which are forward-looking statements, including statements related to anticipated plans, prospects and projections, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the accuracy of historical data, risks related to geologic interpretation, extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, political and regulatory risks, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.  Information contained in this press release is presented for informational purposes and are not intended to be included in the Company’s SEC filings.  Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.